UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2020

Aethlon Medical, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-37487	13-3632859
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

9635 Granite Ridge Drive, Suite 100 San Diego, California		92123
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 858-459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	AEMD	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 17, 2020, Aethlon Medical, Inc. (the “Company”), entered into an Amended and Restated Executive Employment Agreement for Timothy C. Rodell, M.D., FCCP (“Executive”), dated March 17, 2020, by and between the Company and Executive (“Amended Agreement”). The Amended Agreement supersedes and replaces Executive’s current Executive Employment Agreement with the Company, dated December 10, 2018 (the “Prior Agreement”).

The Amended Agreement updated the Prior Agreement to set forth (i) Executive’s base salary for calendar year 2020, previously approved by the Company, of $430,000 per year; (ii) Executive’s title of Chief Executive Officer; (iii) Executive’s eligibility to participate in and receive additional stock option or equity award grants under the Company’s equity incentive plans from time to time, in the discretion of the Board or the Compensation Committee, and in accordance with the terms and conditions of such plans; and (iv) severance payments in the event that Executive’s employment is terminated by the Company for any reason other than Cause (as defined in the Amended Agreement) or if it is terminated by Executive for Good Reason (as defined in the Amended Agreement).

The severance provided under the Amended Agreement is subject to an effective release of claims executed by Executive and is equal to: (i) continued payment of his then current base salary for the first twelve (12) months after the date of termination, paid over the Company’s regular payroll schedule; (ii) a lump sum amount equal to Executive’s target annual performance bonus for the year of termination, pro rated based on the ratio that the number of days from the beginning of the calendar year in which such termination occurs through the date of termination bears to 365, based on actual achievement of Company goals for such bonus and such pro rated year, as determined by the Board of Directors of the Company in its sole discretion, (iii) the accelerated vesting of fifty percent (50%) of Executive’s then unvested outstanding stock options and other outstanding equity awards that are subject to time-based vesting requirements, as of the date of such termination; and (iv) certain health insurance coverage for up to 12 months following Executive’s termination date, subject to the terms of the Amended Agreement.

As in the Prior Agreement, the Amended Agreement provides that in the event of a strategic transaction, as defined in the Amended Agreement, completed within two years of Executive’s commencement of employment with the Company on December 10, 2018, Executive will receive a cash bonus equal to 50% of his then annual base salary and an additional equity grant such that Executive’s equity interest in the Company is then equal to three percent. The option will be subject to standard four-year vesting, subject to full vesting if Executive is terminated in connection with the strategic transaction.

The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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Item 9.01	Financial Statements and Exhibits
Exhibit	Description

10.1	Amended and Restated Executive Employment Agreement for Timothy C. Rodell, M.D., FCCP, dated March 17, 2020, between the Company and Timothy C. Rodell, M.D., FCCP.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aethlon Medical, Inc.

Dated: March 23, 2020	By:	/s/ James B. Frakes
James B. Frakes Chief Financial Officer

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